Exhibit 99.1
For Immediate Release
Cushman & Wakefield Reports Financial Results for the Fourth Quarter and Full Year 2024
Strong global Capital markets revenue growth of 35% for the quarter
Fifth consecutive quarter of year-over-year global Leasing growth
Net cash flow from operations and free cash flow for the full year both improved by more than $55 million vs. 2023
CHICAGO (BUSINESS WIRE), February 20, 2025 — Cushman & Wakefield (NYSE: CWK) today reported financial results for the fourth quarter and full year of 2024.
“We closed out 2024 with strong momentum in our business, reporting another quarter of solid Leasing revenue, our strongest Capital markets growth since the first quarter of 2022 and robust year-over-year improvement in free cash flow,” said Michelle MacKay, Chief Executive Officer of Cushman & Wakefield. “We begin 2025 with renewed optimism, as investor and occupier sentiment continues to improve, and we have positioned ourselves to thrive in what we believe will be a multi-year commercial real estate growth cycle.”
Fourth Quarter Results:
•Revenue of $2.6 billion for the fourth quarter of 2024 increased 3% from the fourth quarter of 2023.
◦Leasing revenue increased 6% driven primarily by office leasing in the Americas.
◦Capital markets revenue increased 35% driven by strong results in all segments.
◦Services and Valuation and other revenue declined 3% and 1%, respectively.
•Net income of $112.9 million for the fourth quarter of 2024 increased $43.1 million compared to the fourth quarter of 2023. Diluted earnings per share was $0.48 for the quarter compared to $0.30 for the fourth quarter of 2023.
◦Adjusted EBITDA of $222.3 million increased 4% from the fourth quarter of 2023, with Adjusted EBITDA margin of 11.9% relatively flat compared to the fourth quarter of 2023.
◦Adjusted diluted earnings per share of $0.48 was up from $0.45 for the fourth quarter of 2023.

Full Year Results:
•Revenue of $9.4 billion for the year ended December 31, 2024 decreased $47.2 million from the year ended December 31, 2023.
◦Leasing revenue increased 7% driven by office and industrial leasing in the Americas and APAC.
◦Capital markets revenue increased 4% driven by the industrial, retail and office sectors and across all segments.
◦Valuation and other revenue increased 1% and Services revenue declined 3%.
•Net income of $131.3 million for the year ended December 31, 2024 increased $166.7 million compared to a net loss of $35.4 million for the year ended December 31, 2023. Diluted earnings per share was $0.56 for the year ended December 31, 2024 compared to a diluted loss per share of $0.16 for the year ended December 31, 2023.
◦Adjusted EBITDA of $581.9 million increased 2% from the year ended December 31, 2023, with Adjusted EBITDA margin of 8.8% relatively flat compared to the prior year.
◦Adjusted diluted earnings per share of $0.91 was up from $0.84 for the year ended December 31, 2023.
•Net cash provided by operating activities was $208.0 million for the year ended December 31, 2024.
◦Free cash flow generated for the year ended December 31, 2024 of $167.0 million increased $65.8 million from the year ended December 31, 2023.
•Liquidity as of December 31, 2024 was $1.9 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.8 billion.

INVESTOR RELATIONS	MEDIA CONTACT
Megan McGrath	Aixa Velez
Investor Relations	Corporate Communications
+1 312 338 7860	+1 312 424 8195
IR@cushwake.com	aixa.velez@cushwake.com

February 20, 2025

Consolidated Results (unaudited)

	Three Months Ended December 31,				Year Ended December 31,
(in millions, except per share data)	2024	2023	% Change in USD	% Change in Local Currency(5)	2024	2023	% Change in USD	% Change in Local Currency(5)
Revenue:
Services	$879.6	$908.5	(3)%	(3)%	$3,480.1	$3,573.0	(3)%	(2)%
Leasing	622.7	586.7	6%	7%	1,947.5	1,826.7	7%	7%
Capital markets	247.5	184.0	35%	36%	721.8	695.0	4%	4%
Valuation and other	125.6	127.2	(1)%	(1)%	439.8	436.7	1%	1%
Total service line fee revenue(1)	1,875.4	1,806.4	4%	4%	6,589.2	6,531.4	1%	1%
Gross contract reimbursables(2)	754.1	746.0	1%	1%	2,857.3	2,962.3	(4)%	(3)%
Total revenue	$2,629.5	$2,552.4	3%	4%	$9,446.5	$9,493.7	0%	0%

Costs and expenses:
Cost of services provided to clients	$1,347.0	$1,327.8	1%	2%	$4,862.9	$4,879.3	0%	0%
Cost of gross contract reimbursables	754.1	746.0	1%	1%	2,857.3	2,962.3	(4)%	(3)%
Total costs of services	2,101.1	2,073.8	1%	2%	7,720.2	7,841.6	(2)%	(1)%
Operating, administrative and other	319.7	317.1	1%	1%	1,224.1	1,262.8	(3)%	(3)%
Depreciation and amortization	29.6	36.8	(20)%	(19)%	122.2	145.6	(16)%	(16)%
Restructuring, impairment and related charges	4.6	14.7	(69)%	(67)%	41.1	38.1	8%	8%
Total costs and expenses	2,455.0	2,442.4	1%	1%	9,107.6	9,288.1	(2)%	(2)%
Operating income	174.5	110.0	59%	59%	338.9	205.6	65%	65%
Interest expense, net of interest income	(55.5)	(56.9)	(2)%	(2)%	(229.9)	(281.1)	(18)%	(18)%
Earnings from equity method investments	9.3	16.8	(45)%	(45)%	37.4	58.1	(36)%	(36)%
Other income (expense), net	3.8	0.2	n.m.	n.m.	29.4	(12.6)	n.m.	n.m.
Earnings (loss) before income taxes	132.1	70.1	88%	89%	175.8	(30.0)	n.m.	n.m.
Provision for income taxes	19.2	0.3	n.m.	n.m.	44.5	5.4	n.m.	n.m.
Net income (loss)	$112.9	$69.8	62%	61%	$131.3	$(35.4)	n.m.	n.m.
Net income (loss) margin	4.3%	2.7%			1.4%	(0.4)%

Adjusted EBITDA(3)	$222.3	$213.1	4%	6%	$581.9	$570.1	2%	3%
Adjusted EBITDA margin(3)	11.9%	11.8%			8.8%	8.7%

Adjusted net income(3)	$113.5	$102.4	11%		$212.5	$191.5	11%

Weighted average shares outstanding, basic	229.5	227.2			228.9	226.9
Weighted average shares outstanding, diluted(4)	234.6	228.9			232.8	227.7
Earnings (loss) per share, basic	$0.49	$0.31			$0.57	$(0.16)
Earnings (loss) per share, diluted	$0.48	$0.30			$0.56	$(0.16)
Adjusted earnings per share, diluted(3)(4)	$0.48	$0.45			$0.91	$0.84
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.
(3) See the end of this press release for reconciliations of (i) Net income (loss) to Adjusted EBITDA and (ii) Net income (loss) to Adjusted net income and for explanations of the calculation of Adjusted EBITDA margin and Adjusted earnings per share, diluted. See also the definition of, and a description of the purposes for which management uses, these non-GAAP financial measures under the Use of Non-GAAP Financial Measures section in this press release.
(4) For all periods with a GAAP net loss, weighted average shares outstanding, diluted is only used to calculate Adjusted earnings per share, diluted. For all periods with a GAAP net loss, all potentially dilutive shares would be anti-dilutive; therefore, both basic and diluted loss per share are calculated using weighted average shares outstanding, basic.
(5) In order to assist our investors and improve comparability of results, we present the period-over-period changes in certain of our non-GAAP financial measures, such as Adjusted EBITDA, in “local” currency. The local currency change represents the period-over-period change assuming no movement in foreign exchange rates from the prior period. We believe that this presentation provides our management and investors with a better view of comparability and trends in the underlying operating business.

February 20, 2025

Fourth Quarter Results (unaudited)
Revenue
Revenue of $2.6 billion increased $77.1 million or 3% compared to the three months ended December 31, 2023, primarily driven by brokerage revenue growth in the Americas. Capital markets revenue grew 35% due to broad strength across all segments, led by the Americas and APAC, as rate stability and further clarity in the interest rate environment in the fourth quarter of 2024 contributed to increased investment sales activity in that period. Additionally, Leasing revenue grew 6% primarily driven by office sector leasing in the Americas. Partially offsetting these trends was a 3% decline in Services revenue compared to the three months ended December 31, 2023, primarily due to lower project management revenue of approximately $20.0 million and the impact of the sale of a non-core Services business on August 1, 2024, which reduced facilities management revenue by $29.5 million. In addition, we experienced unfavorable movements in foreign currency of $13.3 million compared to the fourth quarter of 2023.
Costs of services
Costs of services of $2.1 billion increased $27.3 million or 1% compared to the three months ended December 31, 2023, principally driven by an increase in direct employment costs of approximately $87.0 million, primarily due to higher commissions as a result of higher brokerage revenues. This trend was partially offset by a decrease in third-party consumables and sub-contractor costs of approximately $57.0 million as a result of lower Services revenue. Cost of services provided to clients increased 1% compared to the fourth quarter of 2023 and Cost of gross contract reimbursables increased 1% due to changes in client mix.
Operating, administrative and other
Operating, administrative and other expenses of $319.7 million increased $2.6 million or 1% compared to the three months ended December 31, 2023, primarily driven by higher bad debt expense, higher bonus accruals and cost inflation, partially offset by the impact of our cost savings initiatives, including lower indirect and overhead employment costs.
Restructuring, impairment and related charges
Restructuring, impairment and related charges of $4.6 million decreased $10.1 million compared to the three months ended December 31, 2023, primarily as a result of cost savings initiatives actioned in 2023, including property lease rationalizations which resulted in lower impairment charges of $4.5 million. The decrease was also due to a one-time impairment charge of certain customer relationship intangible assets of $4.6 million in the fourth quarter of 2023.
Earnings from equity method investments
Earnings from equity method investments of $9.3 million decreased $7.5 million compared to the three months ended December 31, 2023, due to a decline of $4.0 million in earnings recognized from our equity method investment in Cushman Wakefield Greystone LLC (the “Greystone JV”) due to higher mortgage servicing rights adjustments, and a decline of $3.4 million in earnings recognized from our equity method investment in CWVS Holding Limited (the “Onewo JV”).
Provision for income taxes
Provision for income taxes for the fourth quarter of 2024 was $19.2 million on earnings before income taxes of $132.1 million. For the fourth quarter of 2023, provision for income taxes was $0.3 million on earnings before income taxes of $70.1 million. The increase in income tax expense compared to the three months ended December 31, 2023 was primarily driven by higher earnings before income taxes compared to the same period in 2023, predominately in the U.S., as well as changes in the jurisdictional mix of those earnings as a greater percentage of the earnings before income taxes generated from non-U.S. jurisdictions in the fourth quarter of 2024 compared to 2023 was taxed at a rate higher than the U.S. statutory tax rate of 21.0%.
Net income and Adjusted EBITDA
Net income of $112.9 million increased $43.1 million compared to the three months ended December 31, 2023. Net income margin was 4.3% compared to 2.7% in the fourth quarter of 2023. The increase was primarily driven by growth in our Capital markets and Leasing service lines, as well as the impact of our cost savings initiatives. These favorable trends were partially offset by lower earnings from our equity method investments, a decline in our Services business and cost inflation.

February 20, 2025

Adjusted EBITDA of $222.3 million increased by $9.2 million or 4%, driven by the same factors impacting Net income above, partially offset by decreases in non-recurring items from the prior year period, such as lower legal and compliance costs of $8.9 million, lower unrealized losses from investments of $4.9 million, and lower costs related to the transition of our former Chief Executive Officer (“CEO”) of $2.8 million. Adjusted EBITDA margin, measured against service line fee revenue, of 11.9% remained relatively flat compared to the fourth quarter of 2023.

Full Year Results (unaudited)
Revenue
Revenue of $9.4 billion was relatively flat compared to the year ended December 31, 2023. The decrease of $47.2 million was driven by declines in the Americas and EMEA, which both decreased 2%, partially offset by growth in APAC of 7%. The decline was principally driven by decreases in Services and Gross contract reimbursables revenue of 3% and 4%, respectively, primarily due to lower project management revenue and the impact of the sale of a non-core Services business on August 1, 2024, which reduced facilities management revenue by $57.1 million. Additionally, the Company made a proactive effort, most notably in EMEA, to exit certain low margin contracts to improve company wide margin as we focus on sustainable growth, which also contributed to these revenue declines. Partially offsetting these trends was Leasing revenue growth of 7% compared to the year ended December 31, 2023, primarily driven by office and industrial sector leasing in the Americas and APAC. Capital markets revenue increased 4% due to broad strength across all segments, within the industrial, retail and office sectors specifically, as rate stability and further clarity in the interest rate environment in the fourth quarter of 2024 contributed to increased investment sales activity in that period. Favorable trends in e-commerce and supply chain centralization also helped drive industrial property leasing and sales volumes, while office property leasing and sales volumes increased due to demand for premium-quality buildings. Valuation and other revenue also increased 1% from the prior year.
Costs of services
Costs of services of $7.7 billion decreased $121.4 million or 2% compared to the year ended December 31, 2023, principally driven by a decrease in third-party consumables and sub-contractor costs of approximately $246.0 million as a result of declines in our Services business, partially offset by an increase in direct employment costs of approximately $139.0 million, primarily due to higher commissions as a result of higher brokerage revenues and higher bonus costs. Cost of services provided to clients was flat compared to the prior year and Cost of gross contract reimbursables decreased 4%, driven by the Americas, due to changes in client mix. Total costs of services as a percentage of total revenue was 82% for 2024 compared to 83% for 2023.
Operating, administrative and other
Operating, administrative and other expenses of $1.2 billion decreased $38.7 million or 3% compared to the year ended December 31, 2023, driven by the impact of our cost savings initiatives, primarily realized as a reduction in indirect and overhead employment costs of approximately $20.0 million. Stock-based compensation expense also declined $15.0 million as a result of the modification of our non-executive chairman’s awards in 2024 and the accelerated expense associated with our former CEO’s transition in 2023. In addition, in June 2023, the Company incurred an $11.3 million servicing liability fee in connection with the amendment and extension of our accounts receivable securitization program (the “A/R Securitization”). These trends were partially offset by cost inflation. Operating, administrative and other expenses as a percentage of total revenue was 13% for both the year ended December 31, 2024 and 2023.
Restructuring, impairment and related charges
Restructuring, impairment and related charges of $41.1 million increased $3.0 million compared to the year ended December 31, 2023, primarily driven by a loss on disposition of $15.8 million related to the sale of a non-core Services business in the Americas, partially offset by a decrease in severance and employment-related costs of $3.0 million and a decrease in impairment charges of $9.8 million. In 2023, the Company actioned certain cost savings initiatives, including a reduction in headcount across select roles to help optimize our workforce given the challenging macroeconomic conditions and operating environment, as well as property lease rationalizations.
Interest expense, net of interest income
Interest expense of $229.9 million decreased $51.2 million or 18% compared to the year ended December 31, 2023, primarily related to an aggregate loss on debt extinguishment of $41.9 million as well as $8.7 million of new transaction costs expensed in 2023 in connection with the refinancing of a portion of the borrowings under our 2018 Credit Agreement. The Company was also able to decrease interest expense by actively managing our debt costs

February 20, 2025

through repricings in 2024, resulting in lower interest rates, and making voluntary principal prepayments on our term loan due in 2025 (see Note 11: Long-Term Debt and Other Borrowings of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for further information).
Earnings from equity method investments
Earnings from equity method investments of $37.4 million decreased $20.7 million compared to the year ended December 31, 2023, primarily due to a decline of $17.5 million in earnings recognized from our equity method investment in the Greystone JV due to lower transaction volumes as a result of tighter lending conditions in 2024.
Other income (expense), net
Other income, net was $29.4 million for the year ended December 31, 2024 compared to other expense, net of $12.6 million for the year ended December 31, 2023, driven by a $19.2 million gain from insurance proceeds recognized in 2024 (see Note 17: Commitments and Contingencies of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024 for further information), as well as lower net unrealized losses on our fair value investments of $27.0 million, primarily related to our investment in WeWork Inc. (“WeWork”), and higher royalty fee income from the Onewo JV of $0.7 million.
Provision for income taxes
Provision for income taxes for the year ended December 31, 2024 was $44.5 million on earnings before income taxes of $175.8 million. For the year ended December 31, 2023, the provision for income taxes was $5.4 million on a loss before income taxes of $30.0 million. The increase in income tax expense was driven by an improvement in earnings before income taxes compared to a loss before income taxes in the prior year, predominately in the U.S., which improved $149.6 million, as well as changes in the jurisdictional mix of those earnings as a greater percentage of the earnings before income taxes generated from non-U.S. jurisdictions in 2024 compared to 2023 was taxed at a rate higher than the U.S. statutory tax rate of 21.0%. Additionally, the negative effective tax rate for the year ended December 31, 2023 was principally driven by an increase in the valuation allowance the Company placed on a portion of our deferred tax assets and permanent nondeductible items.
Net income (loss) and Adjusted EBITDA
Net income was $131.3 million for the year ended December 31, 2024 compared to a net loss of $35.4 million for the year ended December 31, 2023. Net income margin was 1.4% compared to net loss margin of 0.4% for the prior year. The improvement was driven by the impact of our cost savings initiatives, including lower employment costs, growth in our Leasing service line, one-time gains from insurance proceeds and lower net unrealized losses on our fair value investments. Additionally, an aggregate loss on debt extinguishment and a servicing liability fee associated with the amendment and extension of the A/R Securitization in 2023 contributed to the improvement from the prior year. These favorable trends were partially offset by declines in Services revenue, the loss on disposition recognized in 2024 and cost inflation.
Adjusted EBITDA of $581.9 million increased $11.8 million or 2% compared to the year ended December 31, 2023, driven by the same factors impacting Net income above, with the exception of the gains from insurance proceeds, net unrealized losses on our fair value investments, loss on disposition and the aggregate loss on debt extinguishment and A/R Securitization servicing liability fee incurred in the prior year. Adjusted EBITDA margin, measured against service line fee revenue, of 8.8% remained relatively flat compared to the year ended December 31, 2023.

Balance Sheet
Liquidity at the end of the fourth quarter was $1.9 billion, consisting of availability on the Company’s undrawn revolving credit facility of $1.1 billion and cash and cash equivalents of $0.8 billion.
In January 2025, we repriced $1.0 billion of the Company’s term loans due in 2030, reducing the applicable interest rate by 25 basis points to 1-month Term Secured Overnight Financing Rate plus 2.75%.
Net debt as of December 31, 2024 was $2.2 billion reflecting the Company’s outstanding term loans of $2.0 billion and senior secured notes totaling $1.0 billion, net of cash and cash equivalents of $0.8 billion. See the “Use of Non-GAAP Financial Measures” section in this press release for the definition of, and a description of the purposes for which management uses, this non-GAAP financial measure.

February 20, 2025

Conference Call
The Company’s Fourth Quarter 2024 Earnings Conference Call will be held today, February 20, 2025, at 9:00 a.m. Eastern Time. A webcast, along with an associated slide presentation, will be accessible through the Investor Relations section of the Company’s website at https://ir.cushmanwakefield.com.
The direct dial-in number for the conference call is 1-844-825-9789 for U.S. callers and 1-412-317-5180 for international callers. A replay of the call will be available approximately two hours after the conference call by accessing https://ir.cushmanwakefield.com. A transcript of the call will be available on the Investor Relations section of the Company’s website at https://ir.cushmanwakefield.com.
About Cushman & Wakefield
Cushman & Wakefield (NYSE: CWK) is a leading global commercial real estate services firm for property owners and occupiers with approximately 52,000 employees in nearly 400 offices and 60 countries. In 2024, the firm reported revenue of $9.4 billion across its core service lines of Services, Leasing, Capital markets, and Valuation and other. Built around the belief that Better never settles, the firm receives numerous industry and business accolades for its award-winning culture. For additional information, visit www.cushmanwakefield.com.

February 20, 2025

Cautionary Note on Forward-Looking Statements
All statements in this release other than historical facts are forward-looking statements, which rely on a number of estimates, projections and assumptions concerning future events. Such statements are also subject to a number of uncertainties and factors outside Cushman & Wakefield’s control. Such factors include, but are not limited to, disruptions in general macroeconomic conditions and global and regional demand for commercial real estate; our ability to attract and retain qualified revenue producing employees and senior management; our ability to preserve, grow and leverage the value of our brand; the concentration of business with specific corporate clients; our ability to maintain and execute our information technology strategies; interruption or failure of our information technology, communications systems or data services; our vulnerability to potential breaches in security or other threats related to our information systems; our ability to comply with cybersecurity and data privacy regulations and other confidentiality obligations; the extent to which infrastructure disruptions may affect our ability to provide our services; our ability to compete globally, regionally and locally; the failure of our acquisitions and investments to perform as expected or the lack of similar future opportunities; the potential impairment of our goodwill and other intangible assets; our ability to comply with laws and regulations and any changes thereto; changes in tax laws or tax rates and our ability to make correct determinations in complex tax regimes; the failure of third parties performing on our behalf to comply with contract, regulatory or legal requirements; risks associated with the climate change, environmental reporting obligations and other environmental conditions; risks associated with sociopolitical polarization; social, geopolitical and economic risks associated with our international operations; foreign currency volatility; the seasonality of significant portions of our revenue and cash flow; restrictions imposed on us by the agreements governing our indebtedness; our amount of indebtedness and its potential adverse impact on our available cash flow and the operation of our business; our ability to incur more indebtedness; risks related to our capital allocation strategy including current intentions to not pay cash dividends; risks related to litigation; the fact that the rights of our shareholders differ in certain respects from the rights typically offered to shareholders of a Delaware corporation; the fact that U.S. investors may have difficulty enforcing liabilities against us or be limited in their ability to bring a claim in a judicial forum they find favorable in the event of a dispute; and the possibility that English law and provisions in our articles of association may have anti-takeover effects that could discourage an acquisition of us by others or require shareholder approval for certain capital structure decisions. Should any Cushman & Wakefield estimates, projections and assumptions or these other uncertainties and factors materialize in ways that Cushman & Wakefield did not expect, there is no guarantee of future performance and the actual results could differ materially from the forward-looking statements in this press release, including the possibility that recipients may lose a material portion of the amounts invested. While Cushman & Wakefield believes the assumptions underlying these forward-looking statements are reasonable under current circumstances, such assumptions are inherently uncertain and subjective and past or projected performance is not necessarily indicative of future results. No representation or warranty, express or implied, is made as to the accuracy or completeness of the information contained in this press release, and nothing shall be relied upon as a promise or representation as to the performance of any investment. You are cautioned not to place undue reliance on such forward-looking statements or other information in this press release and should rely on your own assessment of an investment or a transaction. Any estimates or projections as to events that may occur in the future are based upon the best and current judgment of Cushman & Wakefield as actual results may vary from the projections and such variations may be material. Any forward-looking statements speak only as of the date of this press release and, except to the extent required by applicable securities laws, Cushman & Wakefield expressly disclaims any obligation to update or revise any of them, whether as a result of new information, future events or otherwise. Additional information concerning factors that may influence the Company’s results is discussed under “Risk Factors” in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2024, to be filed with the Securities and Exchange Commission (the “SEC”) in the near future, and in its other periodic reports filed with the SEC.

Cushman & Wakefield routinely posts important information about its business on the Company’s Investors Relations website at https://ir.cushmanwakefield.com. The Company uses its website as a means of disclosing material, nonpublic information and for complying with its disclosure obligations under Regulation FD. Investors should monitor the Company’s Investor Relations website in addition to following the Company’s press releases, filings with the SEC, public conference calls and webcasts. The Company does not incorporate the contents of any website into this or any other report it files with the SEC.

February 20, 2025

Cushman & Wakefield plc
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2024	2023	2024	2023
Revenue	$2,629.5	$2,552.4	$9,446.5	$9,493.7
Costs and expenses:
Costs of services (exclusive of depreciation and amortization)	2,101.1	2,073.8	7,720.2	7,841.6
Operating, administrative and other	319.7	317.1	1,224.1	1,262.8
Depreciation and amortization	29.6	36.8	122.2	145.6
Restructuring, impairment and related charges	4.6	14.7	41.1	38.1
Total costs and expenses	2,455.0	2,442.4	9,107.6	9,288.1
Operating income	174.5	110.0	338.9	205.6
Interest expense, net of interest income	(55.5)	(56.9)	(229.9)	(281.1)
Earnings from equity method investments	9.3	16.8	37.4	58.1
Other income (expense), net	3.8	0.2	29.4	(12.6)
Earnings (loss) before income taxes	132.1	70.1	175.8	(30.0)
Provision for income taxes	19.2	0.3	44.5	5.4
Net income (loss)	$112.9	$69.8	$131.3	$(35.4)

Basic earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, basic	$0.49	$0.31	$0.57	$(0.16)
Weighted average shares outstanding for basic earnings (loss) per share	229.5	227.2	228.9	226.9
Diluted earnings (loss) per share:
Earnings (loss) per share attributable to common shareholders, diluted	$0.48	$0.30	$0.56	$(0.16)
Weighted average shares outstanding for diluted earnings (loss) per share	234.6	228.9	232.8	226.9

February 20, 2025

Cushman & Wakefield plc
Consolidated Balance Sheets

	As of December 31,
(in millions, except share data)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$793.3	$767.7
Trade and other receivables, net of allowance of $88.7 and $85.2 as of December 31, 2024 and 2023, respectively	1,352.4	1,468.0
Income tax receivable	62.1	67.1
Short-term contract assets, net	301.4	311.0
Prepaid expenses and other current assets	181.2	189.4
Total current assets	2,690.4	2,803.2
Property and equipment, net	136.0	163.8
Goodwill	1,998.3	2,080.9
Intangible assets, net	690.1	805.9
Equity method investments	723.6	708.0
Deferred tax assets	93.1	67.4
Non-current operating lease assets	290.1	339.0
Other non-current assets	927.6	805.8
Total assets	$7,549.2	$7,774.0

Liabilities and Shareholders’ Equity
Current liabilities:
Short-term borrowings and current portion of long-term debt	$103.2	$149.7
Accounts payable and accrued expenses	1,110.5	1,157.7
Accrued compensation	900.4	851.4
Income tax payable	19.8	20.8
Other current liabilities	196.0	217.6
Total current liabilities	2,329.9	2,397.2
Long-term debt, net	2,939.6	3,096.9
Deferred tax liabilities	12.6	13.7
Non-current operating lease liabilities	270.3	319.6
Other non-current liabilities	241.4	268.6
Total liabilities	5,793.8	6,096.0

Shareholders’ equity:
Ordinary shares, nominal value $0.10 per share, 800,000,000 shares authorized; 229,696,912 and 227,282,173 shares issued and outstanding as of December 31, 2024 and 2023, respectively	23.0	22.7
Additional paid-in capital	2,986.4	2,957.3
Accumulated deficit	(985.9)	(1,117.2)
Accumulated other comprehensive loss	(268.6)	(185.4)
Total equity attributable to the Company	1,754.9	1,677.4
Non-controlling interests	0.5	0.6
Total equity	1,755.4	1,678.0
Total liabilities and shareholders’ equity	$7,549.2	$7,774.0

February 20, 2025

Cushman & Wakefield plc
Condensed Consolidated Statements of Cash Flows

	Year Ended December 31,
(in millions)	2024	2023
Cash flows from operating activities
Net income (loss)	$131.3	$(35.4)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation and amortization	122.2	145.6
Impairment charges	3.8	13.6
Unrealized foreign exchange (gain) loss	(4.3)	1.9
Stock-based compensation	35.6	54.1
Lease amortization	86.5	97.8
Loss on debt extinguishment	—	19.3
Amortization of debt issuance costs	7.5	7.5
Earnings from equity method investments, net of distributions received	(18.7)	(33.7)
Change in deferred taxes	(28.1)	(50.4)
Provision for loss on receivables and other assets	20.8	10.6
Loss on disposal of business	15.8	1.3
Unrealized loss on equity securities, net	0.8	27.8
Other operating activities, net	(26.6)	16.7
Changes in assets and liabilities:
Trade and other receivables	(78.7)	62.5
Income taxes payable	2.1	(34.1)
Short-term contract assets and Prepaid expenses and other current assets	20.8	72.8
Other non-current assets	(58.0)	(24.7)
Accounts payable and accrued expenses	16.8	(49.4)
Accrued compensation	74.3	(67.7)
Other current and non-current liabilities	(115.9)	(83.9)
Net cash provided by operating activities	208.0	152.2
Cash flows from investing activities
Payment for property and equipment	(41.0)	(51.0)
Investments in equity securities and equity method joint ventures	(1.7)	(6.9)
Return of beneficial interest in a securitization	(505.0)	(330.0)
Collection on beneficial interest in a securitization	505.0	430.0
Proceeds from disposition of business	122.6	—
Other investing activities, net	1.3	6.8
Net cash provided by investing activities	81.2	48.9
Cash flows from financing activities
Shares repurchased for payment of employee taxes on stock awards	(10.4)	(8.1)
Payment of deferred and contingent consideration	(18.1)	(14.5)
Proceeds from borrowings	—	2,400.0
Repayment of borrowings	(200.4)	(2,405.0)
Debt issuance costs	—	(65.1)
Payment of finance lease liabilities	(28.2)	(29.2)
Other financing activities, net	3.7	1.1
Net cash used in financing activities	(253.4)	(120.8)

Change in cash, cash equivalents and restricted cash	35.8	80.3
Cash, cash equivalents and restricted cash, beginning of the year	801.2	719.0
Effects of exchange rate fluctuations on cash, cash equivalents and restricted cash	(22.4)	1.9
Cash, cash equivalents and restricted cash, end of the year	$814.6	$801.2

February 20, 2025

Segment Results
The following tables summarize the results of operations for the Company’s segments for the three months and years ended December 31, 2024 and 2023.

Americas Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2024	2023	% Change in USD	% Change in Local Currency	2024	2023	% Change in USD	% Change in Local Currency
Revenue:
Services	$609.4	$625.9	(3)%	(2)%	$2,420.4	$2,494.7	(3)%	(3)%
Leasing	488.4	439.1	11%	12%	1,536.2	1,420.9	8%	9%
Capital markets	182.8	138.1	32%	33%	564.7	556.5	1%	2%
Valuation and other	48.8	47.5	3%	4%	161.9	150.0	8%	9%
Total service line fee revenue(1)	1,329.4	1,250.6	6%	7%	4,683.2	4,622.1	1%	2%
Gross contract reimbursables(2)	583.5	620.3	(6)%	(6)%	2,314.8	2,506.9	(8)%	(8)%
Total revenue	$1,912.9	$1,870.9	2%	3%	$6,998.0	$7,129.0	(2)%	(2)%

Costs and expenses:
Americas Fee-based operating expenses	$1,188.5	$1,127.1	5%	6%	$4,279.6	$4,237.5	1%	1%
Cost of gross contract reimbursables	583.5	620.3	(6)%	(6)%	2,314.8	2,506.9	(8)%	(8)%
Segment operating expenses	$1,772.0	$1,747.4	1%	2%	$6,594.4	$6,744.4	(2)%	(2)%

Net income	$84.8	$28.0	n.m.	n.m.	$126.7	$17.8	n.m.	n.m.

Adjusted EBITDA	$151.7	$139.1	9%	10%	$436.4	$429.6	2%	2%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

February 20, 2025

EMEA Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2024	2023	% Change in USD	% Change in Local Currency	2024	2023	% Change in USD	% Change in Local Currency
Revenue:
Services	$92.1	$91.3	1%	1%	$331.3	$371.4	(11)%	(12)%
Leasing	68.8	81.1	(15)%	(15)%	227.0	229.6	(1)%	(2)%
Capital markets	36.6	30.9	18%	20%	91.5	83.3	10%	10%
Valuation and other	51.5	50.9	1%	0%	177.7	174.2	2%	1%
Total service line fee revenue(1)	249.0	254.2	(2)%	(2)%	827.5	858.5	(4)%	(4)%
Gross contract reimbursables(2)	40.2	32.1	25%	24%	125.7	115.2	9%	8%
Total revenue	$289.2	$286.3	1%	1%	$953.2	$973.7	(2)%	(3)%

Costs and expenses:
EMEA Fee-based operating expenses	$207.8	$210.4	(1)%	(2)%	$752.0	$779.3	(4)%	(5)%
Cost of gross contract reimbursables	40.2	32.1	25%	24%	125.7	115.2	9%	8%
Segment operating expenses	$248.0	$242.5	2%	2%	$877.7	$894.5	(2)%	(3)%

Net income (loss)	$25.1	$19.0	32%	36%	$(3.4)	$(46.5)	(93)%	(94)%

Adjusted EBITDA	$39.8	$46.1	(14)%	(10)%	$74.5	$77.4	(4)%	(2)%
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

APAC Results

	Three Months Ended December 31,				Year Ended December 31,
(in millions) (unaudited)	2024	2023	% Change in USD	% Change in Local Currency	2024	2023	% Change in USD	% Change in Local Currency
Revenue:
Services	$178.1	$191.3	(7)%	(7)%	$728.4	$706.9	3%	3%
Leasing	65.5	66.5	(2)%	0%	184.3	176.2	5%	6%
Capital markets	28.1	15.0	87%	92%	65.6	55.2	19%	23%
Valuation and other	25.3	28.8	(12)%	(12)%	100.2	112.5	(11)%	(9)%
Total service line fee revenue(1)	297.0	301.6	(2)%	(1)%	1,078.5	1,050.8	3%	4%
Gross contract reimbursables(2)	130.4	93.6	39%	39%	416.8	340.2	23%	23%
Total revenue	$427.4	$395.2	8%	9%	$1,495.3	$1,391.0	7%	8%

Costs and expenses:
APAC Fee-based operating expenses	$265.8	$278.2	(4)%	(4)%	$1,020.2	$1,008.9	1%	2%
Cost of gross contract reimbursables	130.4	93.6	39%	39%	416.8	340.2	23%	23%
Segment operating expenses	$396.2	$371.8	7%	7%	$1,437.0	$1,349.1	7%	7%

Net income (loss)	$3.0	$22.8	(87)%	(86)%	$8.0	$(6.7)	n.m.	n.m.

Adjusted EBITDA	$30.8	$27.9	10%	15%	$71.0	$63.1	13%	15%
n.m. not meaningful
(1) Service line fee revenue represents revenue for fees generated from each of our service lines.
(2) Gross contract reimbursables reflects revenue from clients which have substantially no margin.

February 20, 2025

Cushman & Wakefield plc
Use of Non-GAAP Financial Measures
We have used the following measures, which are considered “non-GAAP financial measures” under SEC guidelines:
i.Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and Adjusted EBITDA margin;
ii.Segment operating expenses and Fee-based operating expenses;
iii.Adjusted net income and Adjusted earnings per share;
iv.Free cash flow;
v.Local currency; and
vi.Net debt.
Management principally uses these non-GAAP financial measures to evaluate operating performance, develop budgets and forecasts, improve comparability of results and assist our investors in analyzing the underlying performance of our business. These measures are not recognized measurements under GAAP. When analyzing our operating results, investors should use them in addition to, but not as an alternative for, the most directly comparable financial results calculated and presented in accordance with GAAP. Because the Company’s calculation of these non-GAAP financial measures may differ from other companies, our presentation of these measures may not be comparable to similarly titled measures of other companies.
The Company believes that these measures provide a more complete understanding of ongoing operations, enhance comparability of current results to prior periods and may be useful for investors to analyze our financial performance. The measures eliminate the impact of certain items that may obscure trends in the underlying performance of our business. The Company believes that they are useful to investors for the additional purposes described below.
Adjusted EBITDA and Adjusted EBITDA margin: We have determined Adjusted EBITDA to be our primary measure of segment profitability. We believe that investors find this measure useful in comparing our operating performance to that of other companies in our industry because these calculations generally eliminate unrealized loss on investments, net, loss on dispositions, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, gains from insurance proceeds and other non-recurring items. Adjusted EBITDA also excludes the effects of financings, income tax and the non-cash accounting effects of depreciation and intangible asset amortization. Adjusted EBITDA margin, a non-GAAP measure of profitability as a percent of revenue, is measured against service line fee revenue.
Segment operating expenses and Fee-based operating expenses: Consistent with GAAP, reimbursed costs for certain customer contracts are presented on a gross basis in both revenue and operating expenses for which the Company recognizes substantially no margin. Total costs and expenses include segment operating expenses, as well as other expenses such as depreciation and amortization, loss on dispositions, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters and other non-recurring items. Segment operating expenses includes Fee-based operating expenses and Cost of gross contract reimbursables. We believe Fee-based operating expenses more accurately reflects the costs we incur during the course of delivering services to our clients and is more consistent with how we manage our expense base and operating margins.
Adjusted net income and Adjusted earnings per share: Management also assesses the profitability of the business using Adjusted net income. We believe that investors find this measure useful in comparing our profitability to that of other companies in our industry because this calculation generally eliminates depreciation and amortization related to merger, unrealized loss on investments, net, financing and other facility fees, loss on dispositions, integration and other costs related to merger, acquisition related costs and efficiency initiatives, cost savings initiatives, CEO transition costs, servicing liability fees and amortization, certain legal and compliance matters, gains from insurance proceeds and other non-recurring items. Tax impact of adjusted items reflects management’s expectation about our long-term adjusted effective tax rate. The Company also uses Adjusted earnings per share (“EPS”) as a component when measuring operating performance. Management defines Adjusted EPS as Adjusted net income divided by total basic and diluted weighted average shares outstanding.

February 20, 2025

Free cash flow: Free cash flow is a financial performance metric that is calculated as net cash provided by operating activities, less capital expenditures (reflected as Payment for property and equipment in the investing activities section of the Condensed Consolidated Statements of Cash Flows).
Local currency: In discussing our results, we refer to percentage changes in local currency. These metrics are calculated by holding foreign currency exchange rates constant in year-over-year comparisons. Management believes that this methodology provides investors with greater visibility into the performance of our business excluding the effect of foreign currency rate fluctuations.
Net debt: Net debt is used as a measure of our liquidity and is calculated as total debt minus cash and cash equivalents.
Adjustments to U.S. GAAP Financial Measures Used to Calculate Non-GAAP Financial Measures
During the periods presented in this earnings release, we had the following adjustments:
Unrealized loss on investments, net represents net unrealized gains and losses on fair value investments. Prior to 2024, this primarily reflected unrealized losses on our investment in WeWork.
Loss on dispositions reflects losses on the sale or disposition of businesses as well as other transaction costs associated with the sales, which are not indicative of our core operating results given the low frequency of business dispositions by the Company.
Integration and other costs related to merger reflects the non-cash amortization expense of certain merger related retention awards that will be amortized through 2026, and the non-cash amortization expense of merger related deferred rent and tenant incentives which will be amortized through 2028.
Acquisition related costs and efficiency initiatives includes internal and external consulting costs incurred to implement certain distinct operating efficiency initiatives designed to realign our organization to be a more agile partner to our clients. These initiatives vary in frequency, amount and occurrence based on factors specific to each initiative. In addition, this includes certain direct costs incurred in connection with acquiring businesses.
Cost savings initiatives primarily reflects severance and other one-time employment-related separation costs related to actions to reduce headcount across select roles to help optimize our workforce given the challenging macroeconomic conditions and operating environment, as well as property lease rationalizations. These actions continued through September 30, 2024.
CEO transition costs in 2024 reflects certain payroll taxes associated with compensation for John Forrester, the Company’s former CEO. In 2023, CEO transition costs reflects accelerated stock-based compensation expense associated with stock awards granted to Mr. Forrester, who stepped down from the position of CEO as of June 30, 2023, but who remained employed by the Company as a Strategic Advisor until December 31, 2023. The requisite service period under the applicable award agreements was satisfied upon Mr. Forrester’s retirement from the Company on December 31, 2023. In 2023, CEO transition costs also included Mr. Forrester’s salary and bonus accruals for the second half of 2023. We believe the accelerated stock-based compensation expense, salary and bonus accruals, as well as the payroll taxes associated with such compensation, are similar in nature to one-time severance benefits and are not normal, recurring operating expenses necessary to operate the business.
Servicing liability fees and amortization reflects the additional non-cash servicing liability fees accrued in connection with the A/R Securitization amendments in prior years. The liability will be amortized through June 2026.
Legal and compliance matters includes estimated losses and settlements for certain legal matters which are not considered ordinary course legal matters given the infrequency of similar cases brought against the Company, complexity of the matter, nature of the remedies sought and/or our overall litigation strategy. We exclude such losses from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods.
Gains from insurance proceeds represents one-time gains related to certain contingent events, such as insurance recoveries, which are not considered ordinary course and which are only recorded once realized or realizable, net of related legal fees. We exclude such net gains from the calculation of Adjusted EBITDA to improve the comparability of our operating results for the current period to prior and future periods.

February 20, 2025

The interim financial information for the three months ended December 31, 2024 and 2023 is unaudited. All adjustments, consisting of normal recurring adjustments, except as otherwise noted, considered necessary for a fair presentation of the unaudited interim condensed consolidated financial information for these periods have been included. Users of all of the aforementioned unaudited interim financial information should refer to the audited Consolidated Financial Statements of the Company and notes thereto for the year ended December 31, 2024 in the Company’s 2024 Annual Report on Form 10-K, to be filed with the SEC in the near future.
Please see the following tables for reconciliations of our non-GAAP financial measures to the most closely comparable GAAP measures.

February 20, 2025

Reconciliations of Non-GAAP financial measures
Reconciliation of Net income (loss) to Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2024	2023	2024	2023
Net income (loss)	$112.9	$69.8	$131.3	$(35.4)
Adjustments:
Depreciation and amortization	29.6	36.8	122.2	145.6
Interest expense, net of interest income	55.5	56.9	229.9	281.1
Provision for income taxes	19.2	0.3	44.5	5.4
Unrealized loss on investments, net	—	4.9	0.8	27.8
(Gain) loss on dispositions	(1.1)	—	18.4	1.8
Integration and other costs related to merger	1.0	4.4	4.9	11.2
Acquisition related costs and efficiency initiatives	—	2.5	—	14.2
Cost savings initiatives	—	14.2	28.9	55.6
CEO transition costs	—	2.8	1.9	8.3
Servicing liability fees and amortization	(0.3)	(0.6)	(1.7)	11.7
Legal and compliance matters	—	8.9	—	23.0
Gain from insurance proceeds, net of legal fees	—	—	(16.5)	1.1
Other(1)	5.5	12.2	17.3	18.7
Adjusted EBITDA	$222.3	$213.1	$581.9	$570.1
(1) For the year ended December 31, 2024, Other primarily reflects one-time consulting costs associated with the Company rebranding, professional services fees associated with discrete offshoring, legal fees and costs associated with an antitrust matter, non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024, one-time bad debt expense driven by a sublessee default and one-time legal and consulting costs associated with a secondary offering of our ordinary shares by our former shareholders. For the year ended December 31, 2023, Other primarily reflects non-cash stock-based compensation expense associated with certain one-time retention awards, one-time consulting costs associated with certain legal entity reorganization projects and a one-time impairment of certain customer relationship intangible assets.

Reconciliation of Total costs and expenses to Segment operating expenses and Fee-based operating expenses:

	Three Months Ended December 31,		Year Ended December 31,
(in millions) (unaudited)	2024	2023	2024	2023
Total costs and expenses	$2,455.0	$2,442.4	$9,107.6	$9,288.1
Depreciation and amortization	(29.6)	(36.8)	(122.2)	(145.6)
Gain (loss) on dispositions	1.1	—	(18.4)	(1.8)
Integration and other costs related to merger	(1.0)	(4.4)	(4.9)	(11.2)
Acquisition related costs and efficiency initiatives	—	(2.5)	—	(14.2)
Cost savings initiatives	—	(14.2)	(28.9)	(55.6)
CEO transition costs	—	(2.8)	(1.9)	(8.3)
Servicing liability fees and amortization	0.3	0.6	1.7	(11.7)
Legal and compliance matters	—	(8.9)	—	(23.0)
Other, including foreign currency movements(1)	(9.6)	(11.7)	(23.9)	(28.7)
Segment operating expenses	2,416.2	2,361.7	8,909.1	8,988.0
Cost of gross contract reimbursables	(754.1)	(746.0)	(2,857.3)	(2,962.3)
Fee-based operating expenses	$1,662.1	$1,615.7	$6,051.8	$6,025.7
(1) For the year ended December 31, 2024, Other primarily reflects one-time consulting costs associated with the Company rebranding, professional services fees associated with discrete offshoring, legal fees and costs associated with an antitrust matter, non-cash stock-based compensation expense associated with certain one-time retention awards which vested in February 2024, one-time bad debt expense driven by a sublessee default, one-time legal and consulting costs associated with a secondary offering of our ordinary shares by our former shareholders and the effects of movements in foreign currency. For the year ended December 31, 2023, Other primarily reflects non-cash stock-based compensation expense associated with certain one-time retention awards, one-time consulting costs associated with certain legal entity reorganization projects, a one-time impairment of certain customer relationship intangible assets and the effects of movements in foreign currency.

February 20, 2025

Reconciliation of Net income (loss) to Adjusted net income:

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data) (unaudited)	2024	2023	2024	2023
Net income (loss)	$112.9	$69.8	$131.3	$(35.4)
Adjustments:
Merger and acquisition related depreciation and amortization	10.1	15.6	47.6	68.3
Unrealized loss on investments, net	—	4.9	0.8	27.8
Financing and other facility fees(1)	—	—	2.9	50.6
(Gain) loss on dispositions	(1.1)	—	18.4	1.8
Integration and other costs related to merger	1.0	4.4	4.9	11.2
Acquisition related costs and efficiency initiatives	—	2.5	—	14.2
Cost savings initiatives	—	14.2	28.9	55.6
CEO transition costs	—	2.8	1.9	8.3
Servicing liability fees and amortization	(0.3)	(0.6)	(1.7)	11.7
Legal and compliance matters	—	8.9	—	23.0
Gain from insurance proceeds, net of legal fees	—	—	(16.5)	1.1
Other	5.5	12.2	17.3	18.7
Tax impact of adjusted items(2)	(14.6)	(32.3)	(23.3)	(65.4)
Adjusted net income	$113.5	$102.4	$212.5	$191.5
Weighted average shares outstanding, basic	229.5	227.2	228.9	226.9
Weighted average shares outstanding, diluted(3)	234.6	228.9	232.8	227.7
Adjusted earnings per share, basic	$0.49	$0.45	$0.93	$0.84
Adjusted earnings per share, diluted(3)	$0.48	$0.45	$0.91	$0.84
(1) Financing and other facility fees reflects costs related to the refinancing of a portion of the borrowings under our 2018 Credit Agreement, including $2.9 million of new transaction costs expensed directly in the second quarter of 2024, and an aggregate loss on debt extinguishment of $41.9 million and $8.7 million of new transaction costs expensed directly in 2023.
(2) Reflective of management’s estimation of an adjusted effective tax rate of 23% and 24% for the three months ended December 31, 2024 and 2023, respectively, and 24% and 27% for the year ended December 31, 2024 and 2023, respectively.
(3) Weighted average shares outstanding, diluted is calculated by taking basic weighted average shares outstanding and adding dilutive shares of 5.1 million and 1.7 million for the three months ended December 31, 2024 and 2023, respectively, and dilutive shares of 3.9 million and 0.8 million for the year ended December 31, 2024 and 2023, respectively.

Reconciliation of Net cash provided by operating activities to Free cash flow:

	Year Ended December 31,
(in millions) (unaudited)	2024	2023
Net cash provided by operating activities	$208.0	$152.2
Payment for property and equipment	(41.0)	(51.0)
Free cash flow	$167.0	$101.2